Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

EALIXIR INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	457(a)	22,602,658	$1.35	$30,513,588.00	0.0001381	$4,213.93

Total Offering Amounts:							$30,513,588.00		4,213.93
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$4,213.93

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Company’s common stock, $0.001 par value per share, (the “Common Stock”) quoted on OTC Markets on April 27, 2025 ($1.35 per share), in accordance with Rule 457(c) of the Securities Act.

Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00013810.